Ellsworth Growth and Income Fund Ltd. 8-K

Exhibit 3.1

ELLSWORTH GROWTH AND INCOME FUND LTD.

STATEMENT OF PREFERENCES
OF
SERIES B CUMULATIVE PREFERRED SHARES

AMENDMENT NO. 2

Ellsworth Growth and Income Fund Ltd., a Delaware statutory trust (the “Trust”), hereby certifies that:

FIRST: The Board of Trustees of the Trust (the “Board of Trustees”), at a meeting duly convened and held on August 24, 2017, pursuant to authority expressly vested in it by Article III of the Amended and Restated Agreement and Declaration of Trust, adopted resolutions classifying an unlimited amount of shares as authorized but unissued preferred shares of the Trust.

SECOND: The Board of Trustees, at a meeting duly convened and held on May 23, 2022, approved the designation, issuance and sale by the Trust of up to $30,000,000 in liquidation preference of Series B Cumulative Preferred Shares, par value $0.01 per share.

THIRD: The pricing committee of the Board of Trustees (the “Pricing Committee”), at a meeting duly convened and held on July 1, 2022, approved the issuance and sale by the Trust of up to 3,000,000 shares of Series B Cumulative Preferred Shares, par value $0.01 per share.

FOURTH: The Board of Trustees, at a meeting duly convened and held on April 17, 2023, determined to increase the dividend rate on the Series B Preferred Shares effective as of April 17, 2023, and determined that such action would not adversely affect the rights and preferences of the Series B Preferred Shares.

FIFTH: Effective as of May 14, 2025, Part II, Section 4(c) of the Statement of Preferences of the Series B Preferred Shares is deleted and replaced in its entirety with the following:

(c) Holder Put Options.

The Trust will redeem all or any part of the Series B Preferred Shares that holders have properly submitted for redemption and not withdrawn during the 60-day period prior to each of June 26, 2023, June 26, 2024, September 26, 2025 and June 26, 2027 at the Redemption Price.

SIXTH: Capitalized terms used but not defined herein shall have the respective meanings given to them in the Statement of Preferences of the Series B Preferred Shares.

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IN WITNESS WHEREOF, Ellsworth Growth and Income Fund Ltd. has caused this Amendment No. 2 to the Statement of Preferences of Series B Preferred Shares to be signed in its name and on its behalf by a duly authorized officer, who acknowledges said instrument to be the statutory trust act of the Trust, and certifies that, to the best of such officer’s knowledge, information and belief under penalty of perjury, that this Amendment No. 2 to the Statement of Preferences of Series B Preferred Shares was duly adopted by the Board of Trustees of the Trust on May 14, 2025.

By:	/s/ John C. Ball
	Name:	John C. Ball
	Title:	Treasurer

Attest:

/s/ Peter Goldstein
Name:	Peter Goldstein
Title:	Vice President

[ECF Series B Statement of Preferences Amendment No. 2 Signature Page]